Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-208048 on Form S-8 of our reports dated August 26, 2021, relating to the financial statements of Lancaster Colony Corporation and subsidiaries, and the effectiveness of Lancaster Colony Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Lancaster Colony Corporation for the year ended June 30, 2021.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Columbus, Ohio
August 26, 2021